January 7, 1999

Board of Directors
Christiana Companies, Inc.
700 North Water Street, Suite 1200
Milwaukee, Wisconsin  53202

Board of Directors
Weatherford International, Inc.
5 Post Oak Park, Suite 1760
Houston, Texas  77027-3415

Re: Merger of Christiana Companies, Inc. and Christiana Acquisition, Inc., a newly formed subsidiary of Weatherford International, Inc.

Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the acquisition of all of the outstanding shares of Christiana Companies, Inc. ("Christiana") common stock by Weatherford International, Inc. ("Weatherford") in a transaction in which Christiana Acquisition, Inc. ("Sub"), a newly formed Wisconsin subsidiary of Weatherford, will be merged ("the Merger") with and into Christiana, and as a result thereof the holders of Christiana common stock will receive shares of Weatherford voting common stock and cash. This opinion is effective as of the day of this letter.

In rendering our opinion, we have relied upon the accuracy and completeness of the facts, assumptions and representations:

(i)      set forth herein
(ii)     contained in the documents listed on Exhibit A to this opinion, and
(iii) set forth in the representation letters signed by appropriate officers of Christiana, Weatherford and Sub (attached as Exhibit B).

Christiana, Weatherford and Sub have represented that such facts, assumptions and representations are true, correct and complete. However, we have not independently audited or otherwise verified any of these facts, assumptions or other representations. A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions or representations we have relied upon may require a modification of all or a part of this opinion. In addition, our opinion is based on the facts as represented to us as of the date of this letter. Any changes in the facts or form of the transactions between the date of this letter and the actual closing of the transactions may require a modification of all or part of this opinion. We

Board of Directors
Page 2
January 7, 1999




have no responsibility to update this opinion for events, transactions, circumstances or changes in any of the facts, assumptions or representations occurring after this date.

Premise of Opinion

Our opinion is expressed only with respect to what we considered to be the material federal income tax consequences of the Merger under the conditions described herein. The opinion expressed herein is based upon our interpretation of the Internal Revenue Code of 1986, as amended (the "Code"), income tax regulations thereunder, court decisions, rulings and procedures issued by the Internal Revenue Service (the "Service") and other authorities that we deemed relevant, in each case as of the date of this letter. Should there be any change, including any change having retroactive effect, in any of such authorities, the opinion expressed herein would necessarily have to be reevaluated in light of such change. The Service has indicated that regulations will be issued for certain "inversion" transactions, occurring after September 21, 1994, which depending on the scope and content of those regulations, could require Christiana and/or its shareholders to recognize gain or income as a result of the Merger (see Notice 94-93, 1994-2 C.B. 563). We have no responsibility to update our opinion for changes in applicable law or other authorities occurring after the effective date of this letter.

We have not considered any non-income tax consequences, or any state, local, foreign, or other income tax (other than federal income tax) consequences, and therefore we express no opinion regarding the treatment that would be accorded the Merger for such purposes. We also express no opinion on non-tax issues, such as corporate law or securities law matters. The opinion does not address the tax consequences of the Merger to a Christiana shareholder that has a special status, including insurance companies; tax-exempt entities; financial institutions or broker-dealers; foreign corporations; estates and trusts not subject to U.S. federal income tax on their income regardless of source; persons who are not citizens or residents of the United States; and persons who acquired their Christiana common stock as a result of the exercise of an employee stock option, pursuant to an employee stock purchase plan, or otherwise as compensation.

Further, our opinion does not address the potential tax ramifications to Christiana, Weatherford and their affiliates or shareholders of any transaction other than the Merger.

This opinion is not binding on the Service, and there can be no assurance that the Service will not take positions contrary to the opinion expressed herein.

Certain Federal Income Tax Consequences of the Merger

Our opinion is limited to the federal income tax consequences of the Merger that we believe are material to Christiana, the Christiana common shareholders, Sub and Weatherford. In our opinion:

Board of Directors
Page 3
January 7, 1999




1. The Merger of Sub with and into Christiana, with Christiana being the surviving corporation in the Merger, will constitute a reorganization pursuant to Code ss.368(a)(1)(A) and Code ss.368(a)(2)(E).

2. Under Code ss.368(b), Christiana, Weatherford and Sub will be parties to the reorganization.

3. Neither Weatherford nor Sub will recognize any gain or loss as a result of the Merger. Code ss.354(a)(1).

4. No gain or loss will be recognized by Christiana on the consummation of the Merger.

5. The holders of Christiana common stock will recognize no gain or loss as a result of the receipt of Weatherford voting common stock in exchange for their Christiana common stock in the Merger pursuant to Code ss.354(a)(1). The holders of Christiana common stock will recognize gain to the extent of the cash received in exchange for the Christiana common stock. Provided that such gain is properly characterized as gain from a sale or exchange and not as a dividend, the gain recognized will not exceed the gain realized on the transaction. Code ss.354(a)(1) and Code ss.356(a)(1). The gain recognized by the holders of Christiana common stock, as determined under Code ss.356(a)(1), will be capital gain provided the Christiana stock exchanged would constitute a capital asset in the hands of the exchanging shareholder and the hypothetical redemption of stock is not essentially equivalent to a dividend.
    Code ss.302(b)(1) and Commissioner v. Clark, 489 U.S. 726 (1989).

6. Under Code ss.358(a)(1), the tax basis of the shares of the Weatherford voting common stock received by the Christiana shareholders in the Merger will be the same as the basis of the shares of Christiana common stock surrendered in exchange therefor, decreased by the amount of cash received by the holder of Christiana stock, and increased by gain recognized in the transaction.

7. Under Code ss.1223(1), the holding period of the Weatherford voting common stock received by each holder of Christiana common stock will include the holding period of the Christiana common stock held by such holder, provided that such Christiana stock is a capital asset in the hands of such holder on the date of the Merger.

This opinion is solely for the benefit of Christiana, the Christiana shareholders, Sub and Weatherford and is not intended to be relied upon by any other party. Except to the extent expressly permitted hereby, and without the prior written consent of this firm, this letter may not be quoted in whole or in part, or otherwise referred to in any documents or delivered to any person or entity.

Board of Directors
Page 4
January 7, 1999



We hereby consent to the filing of this opinion as an exhibit to the Form S-4 Registration/Proxy Statement and to the reference to us in such document.

Very truly yours,


/s/ ARTHUR ANDERSON LLP


ARTHUR ANDERSEN LLP




Attachments

EXHIBIT A

LISTING OF DOCUMENTS


1. Agreement and Plan of Merger, among Christiana Companies, Inc., Weatherford International, Inc., successor to EVI, Inc., and Christiana Acquisition, Inc., dated December 12, 1997, as amended.


2. Form S-4 Registration Statement/Proxy Statement, dated January 7, 1999 including any exhibits and amendments thereto.